UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 11, 2015

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On December 11, 2015, OSI Restaurant Partners, LLC (“OSI”), a wholly-owned subsidiary of Bloomin’ Brands, Inc. (the “Company”), as borrower, OSI HoldCo, Inc., OSI’s direct parent and a wholly-owned subsidiary of the Company (“OSI HoldCo”), certain subsidiaries of OSI, certain lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), entered into a Fifth Amendment (the “Amendment”) to OSI’s existing Credit Agreement, dated as of October 26, 2012 (as previously amended, the “Existing Credit Agreement,” and as amended by the Amendment, the “Amended Credit Agreement”). The Amendment provided an incremental Term A-1 Loan in an aggregate principal amount of $150.0 million, and made certain other revisions to the terms of the Existing Credit Agreement as discussed below.
The Term A-1 Loan (i) has the same maturity date, (ii) bears interest at the same rate, and (iii) shares ratably in all payments, including optional and mandatory prepayments, as the existing Term A Loan. For a description of the existing Term A Loan, see the Notes to the Consolidated Financial Statements in our 2014 Form 10-K.
The Term A-1 Loan is repayable in quarterly principal installments, commencing March 31, 2016, ranging in amount from $1,875,000 to $3,750,000 per quarter, with the outstanding balance due at maturity. Amounts borrowed under the Term A-1 Loan were used to repay a portion of the outstanding revolving credit loans under the Amended Credit Agreement (the “Repayment”). Prior to the Repayment, OSI had an outstanding balance of $617.0 million under its revolving credit loan, and an additional $29.6 million of the revolving credit facility was committed for the issuance of letters of credit and not available for borrowing.
In addition to the Term A-1 Loan, the Amendment increases the (i) pro forma total net leverage ratio test, which is a measure of the ratio of OSI’s Consolidated Total Debt to OSI’s Consolidated EBITDA (each as defined in the Existing Credit Agreement) and (ii) consolidated senior secured net leverage ratio test, which is a measure of the ratio of OSI’s Consolidated Senior Secured Net Debt to OSI’s Consolidated EBITDA (each as defined in the Existing Credit Agreement), in each case from 2.5 to 1.0 to 3.0 to 1.0, for purposes of restricted payments and mandatory prepayment requirements. The Amendment also allows for the making of regular quarterly dividend payments upon approval by the Board of Directors (assuming compliance with existing financial covenants and in the absence of default), and permits the making of loans or advances to OSI HoldCo to repay debt under existing mortgage and mezzanine financing arrangements that are in place with certain lease entities in an aggregate principal amount of $500.0 million, with such loans or advancements being treated in lieu of, and not in excess of, restricted payments already allowed under the Existing Credit Agreement.
Certain of the Lenders and certain of their affiliates have performed investment banking, commercial lending and advisory services for OSI, the Company, their subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses, including in connection with the Company’s initial public offering and commercial mortgage backed securities loan in 2012. These parties may, from time to time, engage in transactions with, and perform services for, OSI, the Company, their subsidiaries and their respective affiliates in the ordinary course of their business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	December 16, 2015	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President and Chief Legal Officer

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